EXHIBIT 12.1

W. Scott Lawler

Corporate/Securities Attorney

WSL@BoothUdall.com

February 13, 2017

Board of Directors

RONN MOTOR GROUP, INC.

Dear Board Members:

I have acted as special counsel to Ronn Motor Group, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933 (the “Securities Act”) of 20,000,000 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), as described below. An offering statement on Form 1-A has been prepared by the Company and was filed with the Securities and Exchange Commission on or about January 11, 2017, (the “Registration Statement”). The Company has asked me to opine on the legality of the sale of 20,000,000 shares of common stock pursuant to the Registration Statement. This opinion shall be filed with the Registration Statement.

The Registration Statement seeks the registration of 20,000,000 shares of the Class A Common Stock (the “Registered Shares”). Of the Registered Shares, the Company is offering 18,500,000 shares of Common Stock, and the selling stockholder identified in the Registration Statement, who is the Company’s chief executive officer and sole director, is offering 1,500,000 shares of Common Stock. The Registered Shares are to be offered to the public by the Company without the use of any underwriters, at a fixed price of $2.50 per share.

In connection with rendering this opinion I have examined copies of the Registration Statement and all exhibits thereto as well as the amendments to the Registration Statement. I have also examined and relied upon the original, or copies certified to my satisfaction, of (i) the Articles of Incorporation and the Bylaws of the Company, (ii) minutes and records of the corporate proceedings of the Company with respect to the issuance of the Registered Shares and related matters, and (iii) such other agreements and instruments relating to the Company as I deemed necessary or appropriate for purposes of the opinion expressed herein. In rendering such opinion, I have made such further investigation and inquiries relevant to the transactions contemplated by the Registration Statement as I have deemed necessary for the opinion expressed herein, and I have relied, to the extent I deemed reasonable, on certificates and certain other information provided to me by officers of the Company and public officials as to matters of fact of which the maker of such certificate or the person providing such other information had knowledge.

1255 W. Rio Salado Pkwy., Ste. 215	Booth Udall Fuller, PLC	3000 South 31st Street, Ste. 100
Tempe, AZ 85281	www.BoothUdall.com	Temple, TX 76502
P: 480.830.2700		P: 254.870.5606

Ronn Motor Group, Inc. Page 2 of 2

Furthermore, in rendering my opinion, I have assumed that the signatures on all documents examined by me are genuine, that all documents and corporate record books submitted to me as originals are accurate and complete, and that all documents submitted to me are true, correct and complete copies of the originals thereof.

Based upon the foregoing, I am of the opinion that upon the effectiveness of the Registration Statement, the Registered Shares, when sold pursuant to the Company’s offering statement, will be legally issued, fully paid and non-assessable.

This opinion letter is limited to the current federal laws of the United States and, to the limited extent set forth above, the General Corporate Law of the State of Delaware, as such laws presently exist and to the facts as they presently exist. I express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. I assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

This opinion has been prepared in connection with the Registration Statement. I hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.

Sincerely,

By:	/s/ W. SCOTT LAWLER
W. Scott Lawler, Esq.